     As filed with the Securities and Exchange Commission on June 2, 2000
                                                 Registration No. 333-__________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933


                                TALK CITY, INC.
            (Exact name of Registrant as specified in its charter)

            Delaware                                     77-0426524
  (State or other jurisdiction of                     (I.R.S. Employer
  incorporation or organization)                   Identification Number)

                           1919 South Bascom Avenue
                              Campbell, CA  95008
                   (Address of principal executive offices)

                            ______________________

                  Amended and Restated 1996 Stock Option Plan

                            ______________________

                               Peter H. Friedman
          Chairman of the Board, Chief Executive Officer, Secretary
                                TALK CITY, INC.
                           1919 South Bascom Avenue
                              Campbell, CA  95008
                                (408) 871-5200
           (Name, address and telephone number of agent for service)

                            ______________________

                                   Copy to:
                             Page Mailliard, Esq.
                    Wilson Sonsini Goodrich & Rosati, P.C.
                              650 Page Mill Road
                          Palo Alto, California 94304

                            ______________________


================================================================================

                                                  CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                                               Proposed         Proposed
                                                                               Maximum          Maximum
                  Title of                     Amount                          Offering        Aggregate          Amount of
                Securities to                   to be                           Price          Offering         Registration
                be Registered                Registered(1)(2)                Per Share(3)      Price(3)             Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value                3,500,000                     $1.76            $6,146,596.15      $1,622.70
-----------------------------------------------------------------------------------------------------------------------------


(1) Includes 3,500,000 shares to be registered under the Amended and Restated 1996 Stock Option Plan (the "96 Option Plan").

(2) Excludes all shares previously registered under Registrant's 96 Option Plan on Form S-8.

(3) The Proposed Maximum Offering Price Per Share was estimated in part pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), and in part pursuant to Rule 457(c) under the Securities Act. With respect to 898,952 shares which are subject to outstanding options to purchase Common Stock under the 96 Option Plan, the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(h) under which Rule the per share price of options to purchase stock under an employee stock option plan may be estimated by reference to the exercise price of such options. The weighted average exercise price of the 898,952 shares subject to outstanding options under the 96 Option Plan is $2.00. With respect to 2,601,048 shares of Common Stock available for future grant under the 96 Option Plan, the estimated Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) whereby the per share price was determined by reference to the average between the high and low price reported in the Nasdaq National Market on May 31, 2000, which average was $1.6719. The number referenced above in the table entitled "Proposed Maximum Offering Price per Share" represents a weighted average of the foregoing estimates calculated in accordance with Rules 457(h) and 457(c).
================================================================================

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
              --------------------------------------------------


Item 3.   Incorporation of Documents by Reference
------    ---------------------------------------

     Talk City, Inc. (the "Company") hereby incorporates by reference in this registration statement the following documents:

     (a)  The Registrant's latest annual report (Form 10-K) filed pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed;

     (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above;

     (c) The description of the Common Stock of the Registrant contained in the registration statement filed under the Exchange Act registering such Common Stock under Section 12 of the Exchange Act.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities
------    -------------------------

     Not applicable.

Item 5.   Interests of Named Experts and Counsel
------    --------------------------------------

     Certain legal matters with respect to the legality of the issuance of the shares of Common Stock registered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporations ("WSGR"), Palo Alto, California. The partnership investment accounts of WSGR and a member of WSGR own an aggregate of approximately 7,775 shares of Common Stock.

Item 6.   Indemnification of Directors and Officers
------    -----------------------------------------

     The Company has adopted provisions in its current Certificate of Incorporation which (i) eliminate the personal liability of its directors to the Company for monetary damages to the fullest extent permissible under Delaware law; and (ii) authorize the company to indemnify its directors and officers to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies, such as injunctive relief or rescission. The Company's Certificate of Incorporation also includes a provision eliminating, to the fullest extent permitted by Delaware law, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. In addition, the Bylaws of the Company provide that it will be required to indemnify its officers and directors to the maximum extent and in the manner permitted by the Delaware General Corporation Law.

     The Company has entered into separate indemnification agreements with each of its officers, directors and key employees that contain provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them, as to which they could be indemnified, and to obtain director's and officer's insurance, if available on reasonable terms. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     At present, the Company is not aware of any pending litigation involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 7.   Exemption From Registration Claimed
------    -----------------------------------

     Not applicable.

Item 8.   Exhibits
------    --------

     4.1  Amended and Restated 1996 Stock Option Plan and related agreements

     4.2 Form of Stock Option Agreement under the Amended and Restated 1996 Stock Option Plan

     5.1 Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of securities being registered.

     23.1 Consent of KPMG LLP

     23.4 Consent of Counsel (contained in Exhibit 5.1).

     24.1 Power of Attorney (see Page II-5).

Item 9.   Undertakings
------    ------------

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on May 25, 2000.

                                TALK CITY, INC.

                                By: /s/ Peter H. Friedman
                                    ---------------------
                                    Peter H. Friedman
                                    Chairman of the Board, Chief Executive
                                    Officer, Secretary

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter H. Friedman, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                                              Title                                Date
------------------------------------            -------------------------------------------    -------------------
/s/ Peter H. Friedman                           Chairman of the Board, Chief Executive         May 25, 2000
------------------------------------            Officer, Secretary (Principal Executive
(Peter H. Friedman)                             Officer)


/s/ Jeffrey Snetiker                            Senior Vice President, Chief Financial and     May 25, 2000
------------------------------------            Administrative Officer (Principal Financial
(Jeffrey Snetiker)                              and Accounting Officer)


/s/ Kenneth A. Bronfin                          Director                                       May 25, 2000
------------------------------------
(Kenneth A. Bronfin)


/s/ Joseph A. Graziano                          Director                                       May 25, 2000
------------------------------------
(Joseph A. Graziano)


/s/ Thomas P. Hirschfeld                        Director                                       May 25, 2000
------------------------------------
(Thomas P. Hirschfeld)


/s/ John Sculley                                Director                                       May 25, 2000
------------------------------------
(John Sculley)


/s/ Barry M. Weinman                            Director                                       May 25, 2000
------------------------------------
(Barry M. Weinman)


/s/ Marty Yudkovitz                             Director                                       May 25, 2000
------------------------------------
(Marty Yudkovitz)

                                TALK CITY, INC.

                      REGISTRATION STATEMENT ON FORM S-8

                                 EXHIBIT INDEX


Exhibit
Number        Description
-------       -----------

     4.1       Amended and Restated 1996 Stock Option Plan

     4.2 Form of Stock Option Agreement under the Amended and Restated 1996 Stock Option Plan

     5.1 Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of securities being registered.

    23.1       Consent of KPMG LLP

    23.2       Consent of Counsel (contained in Exhibit 5.1)

    24.1       Power of Attorney (see Page II-5)